Exhibit 10.4
AMENDMENT NO. 3 TO
CINTAS CORPORATION
2005 EQUITY COMPENSATION PLAN

Cintas Corporation hereby adopts this Amendment No. 3 to the Cintas Corporation 2005 Equity Compensation Plan, as amended by Amendment No. 1 on October 20, 2009 and Amendment No. 2 on July 24, 2012 (the “Plan”), effective as of July 30, 2013. Words and phrases used herein with initial capital letters that are defined in the Plan are used herein as so defined.
I.
The first sentence of Article 5 of the Plan is hereby amended in its entirety to read as follows:
“This Plan shall terminate on October 18, 2018, unless terminated sooner by the Board pursuant to Article 14.”
II.
The first sentence of Section 8.1 of the Plan is hereby amended in its entirety to read as follows:
“The Committee may, in its discretion, grant one or more Restricted Stock Awards to any Eligible Employee, Advisor, and/or Nonemployee Director, except that no person shall receive during any 12-month period Restricted Stock Awards with a Fair Market Value in excess of $5,000,000 as of the applicable Grant Date.”
III.
The first sentence of Section 9.1.1 of the Plan is hereby amended in its entirety to read as follows:
“In addition to Restricted Stock Awards granted pursuant to Article 8, the Committee may, in its discretion, grant Performance Awards to Eligible Employees and Advisors, except that no person shall receive during any 12-month period Performance Awards with a Fair Market Value in excess of $5,000,000 as of the applicable Grant Date.”
IV.
Section 9.1.2 of the Plan is hereby amended in its entirety to read as follows:
“9.1.2      Criteria for Awards. The Committee may condition the grant or vesting of a Performance Award upon the attainment of one or more, or a combination, of the following specified performance goals (collectively, “Performance Objectives”):
9.1.2.1     Profits (e.g., operating profit or income, EBIT, EBT, net income, earnings per share, residual or economic earnings, or economic value added);
9.1.2.2 Cash Flow (e.g., EBITDA, operating cash flow, total cash flow, free cash flow, residual cash flow or cash flow return on investment);
9.1.2.3 Returns (e.g., EPS, profits or cash flow returns on: assets, invested capital, net capital employed, or equity);

9.1.2.4 Working Capital (e.g., working capital divided by sales, days’ sales outstanding, days’ sales inventory, and days’ sales in payables, or any combination thereof);
9.1.2.5 Profit Margins (e.g., operating profit or gross profit divided by revenues or value added revenues);
9.1.2.6 Liquidity Measures (e.g., debt-to-debt-plus-equity, debt-to-capital, debt-to-EBITDA, total debt ratio, or EBITDA multiple);
9.1.2.7 Sales, Value Added Sales, Sales Growth, Cost Initiative and Stock Price Metrics (e.g., revenues, revenue growth, new product sales growth, value added sales, growth in value added sales, stock price appreciation, total return to shareholders, sales and administrative costs divided by sales, sales per employee, cost targets, expense or debt reduction levels); and
9.1.2.8 Strategic Initiative Key Deliverable Metrics (e.g., product development, safety performance, strategic partnering, research and development, market penetration, geographic business expansion goals, cost targets, customer satisfaction, human resources, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, increase in yield and productivity or goals relating to acquisitions or divestitures of subsidiaries, affiliates and joint ventures).”
V.
A new Section 9.1.3 of the Plan is hereby added immediately following Section 9.1.2 to read as follows:
“9.1.3    Additional Considerations. The Performance Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or of the Subsidiary, division, department, region or function within the Company or Subsidiary in which the Participant is employed. The Performance Objectives may be relative to the performance of one or more other companies or subsidiaries, divisions, departments, regions or functions within such other companies, and may be made relative to an index of one or more of the performance criteria themselves.
With respect to a Performance Award to a Covered Employee that is intended to satisfy the requirements for “qualified performance-based compensation” under Section 162(m) of the Code (a “Qualified Performance-Based Award”), each such Performance Objective shall define in an objective manner the extent to which the Performance Objective for a Plan Year has been achieved. With respect to Qualified Performance-Based Awards, the Committee may provide that any Performance Objective may include or exclude objectivity determinable adjustments. With respect to Qualified Performance-Based Awards, to the extent such adjustments apply to a Performance Objective, they shall be prescribed in a form and at a time that meets the requirements of Section 162(m) of the Code.
If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Performance Objectives unsuitable, the Committee may in its discretion modify such Performance Objectives or any related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable, except in the case of a Qualified Performance-Based Award (other than in connection with a change in control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.”

IN WITNESS WHEREOF, to record the adoption of this Amendment No. 3 to the Plan, effective as of July 30, 2013, the undersigned, being duly authorized to act on behalf of the Board of Directors of Cintas Corporation, has executed this document this 30th day of July, 2013.

CINTAS CORPORATION

By: /s/ Thomas E. Frooman

Name: Thomas E. Frooman

Title: Vice President & Secretary - General Counsel

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